Exhibit 4.6

SOL STRATEGIES INC.
EQUITY INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into as of the [●] day of [●], 20[●].

BETWEEN:	Sol Strategies Inc., a corporation incorporated pursuant to the laws of Ontario

(“Sol Strategies” or the “Company”)

AND:	[●]

(the “Participant”).

WHEREAS:

A.	The Board of Directors of the Company (the “Board”) has approved and adopted the Company’s stock option plan (the “Plan”), pursuant to which the Board is authorized to grant to employees, officers, consultants and directors of the Company Restricted Share Units of the Company (the “RSUs”), which shall be settled by payment in common shares of the Company (the “Shares”) issued from the treasury of the Company unless otherwise determined by the Board in its discretion that settlement shall be made in cash or a combination of cash and Shares, taking into account best practices in corporate governance.

B.	The Board has authorized the grant to the Participant of a total of [●] RSUs.

C.	Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

NOW THEREFORE, the Company agrees to grant to the Participant, upon the terms and conditions set forth herein and in the Plan.

1.	Vesting Schedule. The Participant’s interest in the RSUs shall vest and become payable by the Company when the vesting conditions applicable to them are satisfied or waived in accordance with: a) the schedule below (the “Vesting Schedule”); and b) the terms of the Plan (each such vested RSUs being a “Vested RSU”).

The RSUs shall vest in equal instalments [●] over a period of [●] months from the date granted, being [●], 20[●].

2.	Transfer Restrictions. The RSUs granted hereunder may not be sold, pledged or otherwise transferred by the Participant unless permitted by the Board.

3.	Investment Intent. By accepting the RSUs, the Participant represents and agrees that any Shares paid pursuant to vested RSUs, will not be distributed in violation of applicable federal and provincial (or state) laws and regulations.

4.	Representations, Warranties and Covenants of Participant. By accepting the RSUs, the Participant acknowledges, represents, warrants and covenants:

(a)	That the RSUs and any Shares to be issued have not and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws.

(b)	That if the Participant decides to offer, sell or otherwise transfer the Shares, the Participant will not offer, sell or otherwise transfer directly or indirectly unless (A) the sale is to the Company, (B) the sale is outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, if applicable, or (C) the sale is made inside the United States (i) pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder, if applicable, and in compliance with applicable state securities laws or (ii) in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws governing the offer and sale of securities, and the Participant has furnished to the Company an opinion of counsel of recognized standing reasonably satisfactory to the Company to that effect.

(c)	That the RSUs and any Shares to be issued are “restricted securities” within the meaning of Rule 144(a)(3) of the U.S. Securities Act and any share certificates representing the Shares will bear an appropriate restrictive United States legend.

(d)	That the Shares to be issued will be subject to statutory hold periods unless an exemption is available under applicable provincial securities laws.

(e)	That the Participant has received, read and understood the nature and the scope of the terms, conditions and restrictions set forth in the Plan, and agrees to be bound thereby.

(f)	That the Participant’s participation in the Plan is voluntary.

(g)	That all agreements, notices, declarations and documents accessory to the Plan be drafted in English only (En acceptant cet octroi, vous consentez par les présentes à ce que la présente lettre d’octroi et le Plan et toutes conventions, avis, déclarations et documents afférents au Plan soient rédigés en anglais seulement).

5.	Settlement. RSUs shall be redeemed as soon as practical following the date on which the RSUs become Vested RSUs pursuant to the terms of the Plan and this Agreement. Except as may otherwise be required under Section 5.4 of the Plan, settlement and payment in respect of Vested RSUs shall be made: by the later of (A) the date that is [●] months after the end of the Participant’s first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture under the Plan and (B) the date that is [●] months after the end of the Company’s first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture under the Plan.

6.	Effect of Termination of Service

(a)	Termination Due to Death or Disability. Except as provided in Section 7(d) below, immediately upon the Participant’s termination of service due to the Participant’s death or disability, the unvested portion of this Award will immediately vest in an amount equal to (i) the product obtained by multiplying (A) the total number of Restricted Share Units underlying this Award by (B) a fraction, the numerator of which is the number of days from the Date of Grant through the six-month anniversary of the date of such termination of service, and the denominator of which is 730, minus (ii) the number of Restricted Share Units that had vested pursuant to the vesting schedule set forth herein as of the date of termination of service, and the unvested portion of this Award will be immediately cancelled and forfeited for no consideration as of the date of such termination of service.

(b)	Termination of Service following a Change of Control. Upon a Change of Control, the RSUs shall be treated in accordance with the manner prescribed under the Plan.

(c)	Termination for Cause. If Participant’s service is terminated by the Company for Cause, the unvested portion of the RSUs will be immediately cancelled and forfeited for no consideration as of the date of such termination of service.

(d)	Any Other Termination of Service by the Company. If the Participant’s service is terminated by the Company other than for Cause (which shall, for the avoidance of doubt, not include a termination due to death, disability or change of control), the unvested portion of this Award will immediately vest in an amount equal to (i) the product obtained by multiplying (A) the total number of Restricted Share Units underlying this Award by (B) a fraction, the numerator of which is the number of days from the Date of Grant through the six-month anniversary of the date of such termination of service, and the denominator of which is 730, minus (ii) the number of Restricted Share Units that had vested pursuant to the vesting schedule set forth herein as of the date of termination of service, and the unvested portion of this Award will be immediately cancelled and forfeited for no consideration as of the date of such termination of service.

(e)	Termination of Service by the Participant. If the Participant’s service is terminated by the Participant other than for Cause, this Award, to the extent not already vested, will be immediately cancelled and forfeited for no consideration as of the date of such termination of service.

7.	Share Release. Where the Company elects to pay any amounts pursuant to Vested RSUs by Shares, the certificates or DRS statements evidencing the underlying Shares of the RSUs subject hereto shall be released and delivered to the Participant within thirty (30) days following the date the RSUs become Vested RSUs.

8.	Subject to the Plan. The terms of the RSUs are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Participant, and which is available for inspection at the principal offices of the Company.

9.	Professional Advice. The acceptance of the RSUs may have consequences under federal and provincial (or state) tax and securities laws which may vary depending upon the individual circumstances of the Participant. Accordingly, the Participant acknowledges that it has been advised to consult its personal legal and tax advisor in connection with this Agreement and its dealings with respect to the RSUs.

10.	No Employment Relationship. The grant of RSUs shall in no way constitute any form of agreement or understanding binding on the Company with a Participant, for any length of time, nor shall it interfere in any way with the Company’s right to terminate the Participant’s relationship with the Company at any time, which right is hereby reserved.

11.	Entire Agreement. This Agreement is the only agreement between the Participant and the Company with respect to the RSUs, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the RSUs.

12.	Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

13.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Board for review. The resolution of such dispute by the Board shall be final and binding on the Participant and the Company, provided the Board’s resolution is reasonable and not inconsistent with the explicit terms of this Agreement.

14.	Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below or delivered via email to the email address set forth below, or as changed from time to time by written notice to the other:

TO:	The Board of Sol Strategies Inc. (the “Company”) 217 Queen Street West #401, Toronto ON M5V 0R2 Michael Hubbard michael@solstrategies.io (or such other address as the Company may advise)

TO:	The Participant [●] [●] (or such other address as the Participant may advise)

SOL STRATEGIES INC.

Per:
	Authorized Signatory	Participant Signature